CERTIFICATE OF INCORPORATION OF PEPCO BUILDING SERVICES NEWCO, INC.

            For the purpose of organizing a corporation for conducting the business and promoting the purposes hereinafter stated under the provisions, and subject to the requirements, of the General Corporation law of the State of Delaware, the undersigned, a natural person, hereby certifies that:

            FIRST:       The name of the corporation is Pepco Building Services Newco, Inc. (hereinafter the "Corporation").

            SECOND:       The address, including street, number, city and county of the registered office of the Corporation in the State of Delaware is c/o Corporation Service Company, 1013 Centre Road, Wilmington, Delaware 19805-1297. The name of the registered agent of the Corporation at such address is Corporation Service Company, in the county of New Castle.

            THIRD:       The Corporation is organized under the General Corporation Law of the State of Delaware for the purposes of engaging in any unlawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

            FOURTH:       The duration of the Corporation shall be perpetual.

            FIFTH:       The Corporation has authority to issue a total of one thousand (1,000) shares of common stock, all of one class, having a par value of one dollar ($1.00) per share, for a total authorized par value capital of one thousand dollars ($1,000).

            SIXTH:       The name and mailing address of the incorporator of the Corporation are as follows:

Name Robert D. Earle	Mailing Address Whiteford, Taylor & Preston, L.L.P. 7 St. Paul Street, Suite 1400 Baltimore, Maryland 21202
The powers of the incorporator will terminate upon filing of this Certificate of Incorporation.

            SEVENTH:       The number of directors of the Corporation shall be set forth in the by-laws of the Corporation. The Board of Directors is authorized to make, alter or repeal the by-laws of the Corporation. The Board of Directors may be elected by other than written ballot. The names and mailing address of the persons who are to serve as directors of the Corporation until the first annual meeting of stockholders or until their successors are elected and qualify are as follows:

Name	Mailing Address
E. R. Mayberry	2000 K Street, N. W., Suite 750 Washington, D.C. 20006
William Shapiro	2000 K Street, N. W., Suite 750 Washington, D.C. 20006
Robert Aylward	6925L Oakland Mills Road Columbia, Maryland 21045

            EIGHTH:       Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders, any court of equitable jurisdiction within the State of Delaware may, on application of any receiver or receivers appointed for the Corporation under the provision of Section 291 of General Corporation Law of the State of Delaware, or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of the General Corporation Law of the State of Delaware, order a meeting of the creditors or class of creditors, and/or of the stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing at least three-fourths in value of the creditors or class of creditors, and/or of the stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders, of the Corporation, as the case may be, and also on the Corporation.

            NINTH:       No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, and all such liability is hereby eliminated; provided, however, that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.

            TENTH:       The Corporation, by action of its board of directors, shall indemnify any person who was or is a director, officer, agent and/or employee of the Corporation to the fullest extent allowed under Section 145 of the General Corporation Law of the State of Delaware from and against any and all of the expenses, liabilities, or other matters referred to in or covered by such Section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action by such person in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, agent or employee and shall inure to the benefit of the heirs, executors and administrators of such a person.

            ELEVENTH:       The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware regarding business combinations with interested stockholders.

            TWELFTH:       Any amendment of this Certificate of Incorporation shall be made and effected only in the manner set forth herein. The board of directors shall adopt a resolution, by affirmative vote of at least two-thirds (2/3) of the directors then in office, at a meeting called for that purpose, setting forth the proposed amendment, declaring its advisability, and either calling a special meeting of the stockholders entitled to vote in respect thereof for the consideration of such amendment or directing that the proposed amendment be considered at the next annual meeting of stockholders. In order to be adopted, each proposed amendment to this Certificate of Incorporation must be approved by the affirmative vote of a majority of the outstanding shares of each class and series, if any, entitled to vote thereon.

            I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 18th day of May, 2001.

/s/ Robert D. Earle Robert D. Earle, Incorporator